Exhibit 99.1

WELLPOINT RAISES 2014 FINANCIAL OUTLOOK

Company now expects earnings per share to be greater than $8.20 in 2014,

reflecting organic growth of 1.0 to 1.3 million new medical members

Indianapolis, Ind. – March 21, 2014 – WellPoint, Inc. (NYSE: WLP) today raised its full year 2014 earnings outlook and provided detailed financial guidance for the year in conjunction with its Investor Conference taking place in New York City. The Company now expects full year 2014 net income to be greater than $8.20 per share, driven by growth of 1.0 to 1.3 million net new medical members and mid-single digit percent increases in both operating revenue and operating gain. Additional details of the outlook are included in the table on page 3.

“We are building on the positive operating momentum we’ve achieved across the organization over the last year. While it is early in 2014, we are encouraged by results thus far across our businesses and we believe Exchanges are tracking our general expectations. As such, we are raising our 2014 earnings outlook from ‘greater than $8.00’ per share to ‘greater than $8.20’ per share. Our updated outlook reflects solid growth in membership, revenue and operating earnings. Our outlook also remains prudent in light of the dynamic nature of the marketplace, and we believe this is a point from which we will grow in the future. We have entered a period of tremendous change across the health care system and are confident that WellPoint has the leadership, assets and strategy to drive profitable growth over the next several years.” said Joseph Swedish, chief executive officer.

Today’s conference is scheduled to begin at 8:00 a.m. Eastern Daylight Time (“EDT”) and conclude by 1:00 p.m. EDT. All interested parties are invited to listen to a webcast of the conference by visiting www.wellpoint.com and selecting the “Investors” link. Following the presentation, a webcast replay will be available at www.wellpoint.com for at least one month.

WellPoint Contacts:
Investor Relations	Media
Doug Simpson, 317-488-6181	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint is one of the nation’s leading health benefits companies. We believe that our health connects us all. So we focus on being a valued health partner and delivering quality products and services that give members access to the care they need. With approximately 68 million people served by our affiliated companies including approximately 36 million enrolled in our family of health plans, we can make a real difference to meet the needs of our diverse customers. We’re an independent licensee of the Blue Cross and Blue Shield Association. We serve members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In most of these service areas, our plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in other states through our Amerigroup and CareMore subsidiaries. To find out more about us, go to wellpoint.com.

WellPoint, Inc.

Financial Guidance Summary

(Unaudited)

	Full Year 2013 Actual	Full Year 2014 Outlook	Approximate Change
Year-End Medical Enrollment
Self-funded (1)	20,294	22,300 - 22,450	2.0 - 2.15 million
Fully-Insured (1)	15,359	14,350 - 14,500	(1.0) million - (850,000)

Total	35,653	36,650 - 36,950	1.0 - 1.3 million or 3 - 4%

Operating Revenue (1)	$70.2 billion	$73.0 billion	$2.8 billion or 4%

Benefit Expense Ratio (2)	85.1%	83.7% +/- 30 bps	(140) bps

SG&A Expense Ratio (2)	14.2%	15.8% +/- 30 bps	160 bps

Operating Gain (3)	$4.0 billion	Greater than $4.2 billion	Greater than $200 million or 5%

Other Pre-Tax Items:
Net Investment income	$659 million	$660 million	Flat
Interest Expense	($603) million	($595) million	Slight decrease
Amortization of Intangible Assets	($245) million	($210) million	$35 million
Net Pre-Tax Expense	($189) million	($145) million	$44 million

Effective Tax Rate (2)	31.4%	41.5% - 43.5%	10 - 12%

GAAP EPS (4)	$8.20	Greater than $8.20	Slight growth or better

Adjusted EPS (4) (5)	$8.52	Greater than $8.20	(4)% or better

Diluted Shares	303.8 million	285 - 287 million	(18) million or (6)%

Operating Cash Flow (6)	$3.1 billion	Greater than $2.4 billion	($700) million or better

Supplementary information:

(1)	2014 amounts reflect the conversion of 1.1 million New York state account members to a self-funding arrangement. This is expected to unfavorably impact 2014 Operating Revenue by approximately $2 billion.

(2)	Changes in the Benefit Expense Ratio, SG&A Expense Ratio and Effective Tax Rate from 2013 to 2014 are expected to be driven predominantly by the introduction of the ACA insurer fee in 2014, which is non-deductible for federal income tax purposes.
(3)	Operating Gain is a non-GAAP measure and defined as Operating Revenue less Benefit Expense and Selling, General and Administrative Expense. Operating Gain is used to analyze profit or loss primarily on a segment basis.
(4)	Quarterly EPS seasonality is expected to change in 2014. The Company expects 2014 EPS to be relatively evenly spread across each of the four quarters, with the first quarter slightly lower than the 2014 quarterly average and the third quarter slightly higher than the 2014 quarterly average.
(5)	Adjusted EPS is a non-GAAP measure. Refer to page 4 for a reconciliation to GAAP EPS.
(6)	2014 Operating Cash Flow is expected to be unfavorably impacted by approximately $500-600 million due to the New York state account conversion and ACA-related timing issues.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income Per Share,” a non-GAAP measure, in this document. This non-GAAP measure is not intended to be an alternative to any measure calculated in accordance with GAAP. Rather, this non-GAAP measure is intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of this measure to the most directly comparable measure calculated in accordance with GAAP is presented below.

	Full Year 2014 Outlook	Full Year 2013 Actual	Change

Net income per diluted share	Greater than $8.20	$8.20	Slight growth or better
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	—	(0.58)
Other-than-temporary impairment losses on investments	—	0.21
Loss on extinguishment of debt	—	0.31
Tax benefit from favorable tax election	—	(0.21)
Acquisition and integration related costs	—	0.05
Impairment of intangible assets	—	0.54

Net adjustment items	—	0.32

Adjusted net income per diluted share	Greater than $8.20	$8.52	(4)% or better

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (Health Care Reform); trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced technical difficulties in implementation and which entail uncertainties associated with the mix and volume of business, particularly in our individual and small group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.